EXHIBIT 99.1

April 1, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE:     Letter Responsive to Temporary Note 3T to Article 3 of Regulation S-X

Dear Sir or Madam:

In compliance with Temporary Note 3T to Article 3 of Regulation S-X, I am writing to inform you that Arthur Andersen LLP ("Andersen") has represented to LS Power Funding Corporation, LSP-Cottage Grove, L.P. and LSP-Whitewater Limited Partnership (collectively "LSP") that Andersen's audit of the balance sheets of LSP as of December 31, 2001 and 2000, and the related statements of income, statements of changes in shareholders' equity or partners' capital, and statements of cash flows for each of the three years in the period ended December 31, 2001, was subject to Andersen's quality control system for the United States accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.

Sincerely,

/s/ THOMAS F. SCHWARTZ
Thomas F. Schwartz
Senior Vice President
and Chief Financial Officer